UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _______)

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[  ] Soliciting Material Pursuant to § 240.14a-12

The York Water Company
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Date Filed: March 17, 2023

THE YORK WATER COMPANY
130 EAST MARKET STREET
YORK, PENNSYLVANIA 17401
March 21, 2023

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO THE SHAREHOLDERS OF THE YORK WATER COMPANY

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of The York Water Company will be held at The Appell Center for the Performing Arts, 50 North George Street, York, Pennsylvania 17401, on Monday, May 1, 2023, at 1:00 p.m. local time for the purpose of taking action upon the following proposals:

(1)	To elect four (4) Directors to three-year terms of office;
(2)	To ratify the appointment of Baker Tilly US, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2023;
(3)	To provide an advisory vote to approve the executive compensation of the Company’s named executive officers;
(4)	To provide an advisory vote on the frequency of future advisory votes on executive compensation; and
(5)	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on February 28, 2023, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting, and at any adjournment or adjournments thereof.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings.  Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares in advance of the Annual Meeting by using one of the methods described below:

•
By mail – If you received a printed proxy card, mark, sign, date and mail the proxy card (see instructions on the Notice Regarding the Availability of Proxy Materials (the “Notice”) on how to request a printed proxy card);

•	By phone – Call the toll-free telephone number listed on your Notice or on your proxy card;

•	By internet – Visit the website shown on your Notice or on the proxy card to vote via the Internet; or

•
In Person – Shareholders of record may deliver the completed proxy card in person at the Annual Meeting or by completing a ballot available upon request at the meeting.  Beneficial shareholders whose shares are held in the name of a bank, broker or other nominee must obtain a legal proxy from the holder of record (that is, your bank, broker or nominee) to be able to vote in person at the Annual Meeting.

Important Meeting Information

The Annual Meeting is currently scheduled to be held in person.  Due to continued and evolving regulations regarding travel, gatherings, and other restrictions relating to COVID-19 public health concerns, the Company’s directors and officers may be required to participate remotely or the Company may decide to hold the meeting in a different location or virtually.  While there are not currently any additional COVID-19-related requirements at The Appell Center for the Performing Arts, that is subject to change.  At this time, masks are not required, but strongly encouraged for those that are unvaccinated.  Any relevant updates will be available on the meeting location’s website at www.appellcenter.org//plan-your-visit/covid-policies and the Company’s website at www.yorkwater.com.  Please check the websites prior to the meeting if you plan to attend.

If you plan on attending the meeting, doors will open at 11:30 a.m. and a boxed lunch will be provided beginning at 12:00 p.m.  Please RSVP to Molly Houck at (717) 718-2942 or e-mail mollyh@yorkwater.com if you will be joining us for lunch.

Thank you for your continued interest and support of The York Water Company!

By order of the Board of Directors,

Secretary

THE YORK WATER COMPANY
130 EAST MARKET STREET
YORK, PENNSYLVANIA 17401
March 21, 2023

PROXY STATEMENT

This Proxy Statement and the accompanying form of proxy are being furnished to the shareholders of The York Water Company (hereinafter referred to as the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company, whereby shareholders would appoint Michael W. Gang, Esq., George W. Hodges, and George Hay Kain III as Proxies on behalf of the shareholders, to be used at the Annual Meeting of the Shareholders of the Company to be held at The Appell Center for the Performing Arts, 50 North George Street, York, Pennsylvania 17401 at 1:00 p.m. on Monday, May 1, 2023 (the “Annual Meeting”), and at any adjournment thereof.

Solicitation of proxies will be made by mail, telephone and internet.  Those shareholders who previously opted out of printed copies of the proxy materials will receive a Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail.  The Notice will instruct you as to how you may access and review the proxy materials.  The Notice also instructs you as to how you may submit your proxy via internet or by telephone.  If you previously opted out of printed copies of the proxy materials but would like to receive a printed copy of such materials, you should follow the instructions included in the Notice.  Those shareholders who have requested printed copies and some of those who have not specifically opted out of printed copies of the proxy materials will be provided with printed copies.  It is anticipated that proxy materials will first be mailed and made available via internet on March 21, 2023.

The expense of this solicitation will be paid by the Company.  If necessary, some of the officers of the Company and regular employees of the Company may solicit proxies personally or by telephone for no additional pay.  Banks, brokerage houses and other institutions and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies.

A shareholder who submits a proxy by mail, electronically, or by telephone is not precluded from attending the Annual Meeting and voting his or her shares at the meeting and may revoke the proxy by delivering a later dated proxy or by written notification to the corporate secretary at any time before the proxy is exercised.

PURPOSE OF THE MEETING

At the Annual Meeting, shareholders of the Company will consider and vote upon four proposals: (i) to elect four (4) Directors to serve for a term of three (3) years; (ii) to ratify the appointment of Baker Tilly US, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2023; (iii) to provide an advisory vote to approve the executive compensation of the Company’s named executive officers; and (iv) to provide an advisory vote on the frequency of future advisory votes on executive compensation.  Shareholders may also consider and vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

VOTING AT THE MEETING

The outstanding securities of the Company entitled to vote at the meeting consist of 14,287,037 shares of our common stock.  The presence at the Annual Meeting in person or by proxy of shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast will constitute a quorum for the Annual Meeting.  Abstentions and broker non-votes (when accompanied by broker votes) are considered present and entitled to vote for purposes of establishing a quorum.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment or adjournments thereof was the close of business on February 28, 2023.  Shareholders are entitled to one vote for each share on all matters coming before the meeting.

In accordance with Pennsylvania law, a shareholder can withhold authority to vote for all nominees for Director or can withhold authority to vote for certain nominees for Director.  Directors will be elected by a plurality of the votes cast, meaning that the four nominees who receive the most affirmative votes will be elected.  Votes that are withheld will be excluded from the vote and will have no effect.  In accordance with our majority voting policy, any nominee for election as a director who receives a greater number of “withhold” votes than votes “for” election in an uncontested election must deliver his or her resignation to the Board of Directors for consideration by the independent Directors.  See “Proposal 1 Election of Directors” for more information on the majority voting policy.

The proposal to ratify the appointment of the independent registered public accounting firm will require the affirmative vote of a majority of the votes cast, and any votes that abstain on such proposal will not be counted for or against the proposal.  If a signed proxy is returned with no markings on any of the proposals, the votes represented by that proxy will be voted as recommended by the Board of Directors on each of the proposals.

Brokers who have received no voting instructions from their customers will not have discretion to vote with respect to election of Directors, the advisory vote on executive compensation or the advisory vote on the frequency of the executive compensation vote, but will have the discretion to vote with respect to the proposal to ratify the appointment of the Company's auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of February 28, 2023, by (1) each person known to the Company to be the beneficial owner of more than 5% of the common stock of the Company; (2) each director, director nominee and executive officer named in the summary compensation table included elsewhere herein; and (3) all executive officers, directors and director nominees as a group.

The information appearing in the following table with respect to beneficial ownership of common stock of the Company has been furnished to the Company by the four nominees, the eight Directors continuing in office, and the six executive officers, and from statements filed with the Securities and Exchange Commission (“SEC”) pursuant to Section 13(d) or 13(g) of the Exchange Act, all as of February 28, 2023.

The table includes shares owned or beneficially owned by the respective individuals as of February 28, 2023.  No individual has a specific right to acquire beneficial ownership of any additional shares within 60 days from such date.

Number of Shares	Percent of Total
Beneficially Owned (1)	Shares Outstanding (2)

1) Certain beneficial owners:

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,260,217	(3)	8.82

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	922,407	(4)	6.46

Zimmer Accounts 9 West 57th Street, 33rd Floor New York, NY 10019	740,931	(5)	5.19

2) Directors, director nominees and named executive officers:

Paul R. Bonney, Esq.	109		0.00
Cynthia A. Dotzel, CPA	15,872		0.11
Michael W. Gang, Esq.	11,996	(6)	0.08
Joseph T. Hand	25,922	(7)	0.18
Jeffrey R. Hines, P.E.	73,490	(8)	0.51
George W. Hodges	4,119	(9)	0.03
George Hay Kain III	23,150	(10)	0.16
Jody L. Keller, SPHR	3,971	(11)	0.03
Erin C. McGlaughlin	2,205		0.02
Robert P. Newcomer	6,596	(12)	0.05
Matthew E. Poff, CPA	4,669	(13)	0.03
Steven R. Rasmussen, CPA	3,333		0.02
Laura T. Wand	500		0.00
Ernest J. Waters	2,625		0.02
Mark A. Wheeler	4,265		0.03

3) All directors, director nominees and executive officers as a group

All Directors and Executive Officers as a group (19 persons)	190,503	(14)	1.33

(1)
Except as indicated in the footnotes below, Directors and Officers possessed sole voting power and sole investment power with respect to all shares set forth in this column.  All Directors and Officers can be reached through the executive offices of the Company.

(2)	The percentage for each individual or group is based on 14,287,037 shares outstanding as of February 28, 2023.
(3)
The information for BlackRock, Inc. was obtained from Schedule 13G/A filed with the Securities and Exchange Commission on January 25, 2023.  BlackRock, Inc. reported sole voting power of 1,230,689 shares and sole dispositive power of 1,260,217.

(4)
The information for The Vanguard Group, Inc. was obtained from Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2023.  The Vanguard Group, Inc. reported shared voting power of 23,848 shares, sole dispositive power of 886,150 shares, and shared dispositive power of 36,257 shares.

(5)
The information for Zimmer Partners, LP, Zimmer Financial Services Group LLC, Zimmer Partners GP, LLC, and Stuart J. Zimmer, collectively the Zimmer Accounts, was obtained from Schedule 13G filed with the Securities and Exchange Commission on February 9, 2023.  The Zimmer Accounts reported shared voting power of 740,931 shares and shared dispositive power of 740,931 shares.

(6)	Mr. Gang shares voting and investment power on all held shares with his wife.
(7)	Includes 25,829 shares owned jointly by Mr. Hand's wife for which he shares voting and investment power. Includes 93 shares held by Mr. Hand’s child for which Mr. Hand disclaims beneficial ownership.
(8)	Includes 13,558 shares held by Mr. Hines’ wife, for which Mr. Hines disclaims beneficial ownership.
(9)	Includes 2,413 shares held by the Hodges Family Foundation, for which Mr. Hodges claims indirect beneficial ownership.
(10)	Includes 15,059 shares held by the estate of Mr. Kain's grandfather, for which he is one of three co-trustees and shares voting power and investment power.
(11)	Ms. Keller shares voting and investment power on all held shares with her husband.
(12)	Mr. Newcomer shares voting and investment power on all held shares with his wife.
(13)	Mr. Poff shares voting and investment power on all held shares with his wife.
(14)
Includes shares owned by family members, unnamed executive officers and certain other shares, as to which some Directors and Officers disclaim any beneficial ownership, and which are further disclosed in the notes above.

PROPOSAL 1
ELECTION OF DIRECTORS

The bylaws of the Company provide that the Board of Directors will consist of no less than eight Directors and no more than twelve Directors, segregated into three classes, and elected to staggered three-year terms of office.  During the majority of 2022, the Board consisted of twelve Directors when, consistent with the bylaws, the Board of Directors filled a vacancy with Paul R. Bonney, Esq.  Each Director class consists of four Directors.

The Nomination and Corporate Governance Committee recommends that the four nominees be elected at the Annual Meeting, to serve for the ensuing three (3) years and until their respective successors have been elected and qualified.

Laura T. Wand is nominated for election in the Class of 2026, to replace Robert Newcomer, who will reach the mandatory retirement age for Board service shortly after the election and thus will not stand for re-election.  Ms. Wand was recommended as a candidate by another Board member.

There were no nominee recommendations from shareholders or from any group of shareholders submitted in accordance with bylaw provisions.  Each share represented by the enclosed proxy will be voted for each of the nominees listed unless authority to do so is withheld.  If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted as determined by the Proxies.

The four Directors are to be elected by a plurality of the votes cast at the Annual Meeting, meaning that the four Directors receiving the most votes are elected, whether or not they receive a majority of the vote.  The Board of Directors has adopted a majority voting policy whereby in an uncontested director election where the only nominees are those recommended by the Board, any incumbent Director nominated for re-election who receives a greater number of votes “withheld” for his or her election than votes “for” such election will promptly tender his or her resignation after such election.  The independent Directors of the Board will evaluate the relevant facts and circumstances in connection with such Director’s resignation, giving due consideration to the best interests of the Company and its shareholders.  Within 60 days after the election, the independent Directors will make a decision on whether to accept or reject the tendered resignation, or whether other action should be taken.  The Board will promptly disclose publicly its decision and the reasons for its decision.  The Board believes this process enhances accountability to shareholders and responsiveness to shareholder votes, while allowing the Board appropriate discretion in considering whether a particular Director’s resignation would be in the best interests of the Company and its shareholders.

NOMINEES FOR ELECTION TO THREE YEAR TERMS EXPIRING IN 2026

Joseph T. Hand Age 60 Director since 2020
Mr. Hand has served as the President and Chief Executive Officer of the Company since 2020.  He was Chief Operating Officer and Secretary for the Company from 2017 to 2020 and Chief Operating Officer from 2008 to 2017.  Prior to joining the Company, Mr. Hand was Chief of the Navigation Branch, Baltimore District, for the U.S. Army Corps of Engineers from 2006 to 2008, and Deputy Commander and Deputy District Engineer for the Corps of Engineers from 2003 to 2006.  Prior to the Army Corps, Mr. Hand held various positions in the U.S. Army.  Mr. Hand is a director of the National Association of Water Companies at the national level, the chairman of the Pennsylvania Chapter of the National Association of Water Companies, a director of the Pennsylvania Chapter of the American Water Works Association Water Utility Council, a director of the Pennsylvaia Public Water System Technical Assistance Center and serves as director or committee member of various community and non-profit organizations.  Mr. Hand holds an MBA degree.  The Board considered Mr. Hand’s experience within the Company, his industry experience, and his educational background and determined that his continued service on the Board will be beneficial to the Company’s Board of Directors.

Erin C. McGlaughlin Age 49 Director since 2016
Ms. McGlaughlin is Chief Operating Officer of myHR Partner, Inc., a human resources services firm.  Prior to her current role, Ms. McGlaughlin was a partner at Design Quake, Inc., a business consultancy in York, PA focused on strategic change management and organizational development from 2016 to 2022, on the senior management team at Mitchco, Inc. d/b/a Rudy Art Glass, a family-owned decorative architectural glass fabricator in York, PA from 2005 to 2016, an Assistant Marketing Manager for General Mills in Minneapolis, MN from 2004 to 2005, Manager of Investment Funds at The Carlyle Group, a private equity firm in Washington, DC, from 1998 to 2002, and a Senior Auditor with Arthur Anderson LLP in Washington, DC from 1995 to 1998 during which time she became a certified public accountant.  Ms. McGlaughlin was an adjunct professor of design thinking at York College of Pennsylvania from 2015 to 2017.  Ms. McGlaughlin earned an MBA from Stanford University where she was named an Arjay Miller Scholar.  Ms. McGlaughlin is active in the York community, serving as a board member, officer, or committee member of a number of private companies and non-profit organizations.  In addition, Ms. McGlaughlin was named a Central Penn Business Journal Woman of Influence in 2015.  The Board considered Ms. McGlaughlin’s experience in all aspects of running a business including strategic planning, marketing, production, finance, accounting, human resources, sales, and public relations and her involvement in the community and determined that she would add a considerable benefit and diversity to the Company’s Board of Directors.

NOMINEES FOR ELECTION TO THREE YEAR TERMS EXPIRING IN 2026

Laura T. Wand Age 62
Ms. Wand, now retired, was the Chief Executive Officer from 2020 to 2021 and Strategic Advisor from 2021 to 2022 of Shield T3, LLC, an organization delivering large scale, rapid response COVD-19 testing services in the education and high tech manufacturing space nationally.  Previously, Ms. Wand had an extensive career with Johnson Controls International, a manufacturer of HVAC equipment, industrial refrigeration systems, controls, security systems, fire-detection systems and fire-suppression solutions, encompassing both domestic and global roles.  She was Vice President and General Manager of Applied HVAC Equipment from 2018 to 2020 and Vice President and General Manager of Global Chiller Products from 2014 to 2018.  Ms. Wand is currently an independent director for Burnham Holdings, in Lancaster, PA (a public company) and for IMPREG Group, a Danish private company as well as a senior advisor for TowerBrook Capital Partners, LP.  Ms. Wand also serves on the Commonwealth of Pennsylvania Workforce Development Board of Directors.  In addition, Ms. Wand also has served on the York College Board of Trustees since 2009 and was elected as Chair beginning in July of 2022.  She holds a bachelor’s degree in Mechanical Engineering from the Georgia Institute of Technology.  The Board considered Ms. Wand’s experience in management and strategic leadership and planning, as well as her involvement in the community, and determined she would add considerable knowledge, diversity, and unique perspective to the Company’s Board of Directors.

Ernest J. Waters Age 73 Director since 2007
Mr. Waters, now retired, served as Area Vice President and York Area Manager, Met-Ed, a FirstEnergy Company, an investor owned utility, from 1998 to 2009.  In addition to management, Mr. Waters’ experience includes public accounting, internal auditing and serving as an expert accounting witness in rate proceedings before the Pennsylvania Public Utility Commission, The Federal Energy Regulatory Commission, and the New York Public Service Commission.  Mr. Waters was formerly a Certified Public Accountant and holds an MBA degree.  Mr. Waters recently left the board of Fulton Financial Corporation (a public company) where he served as a director, chairman of the special joint compliance committee, and a member of the risk and audit committees, and Fulton Bank of Lancaster, PA (a subsidiary of Fulton Financial Corporation) where he served as a director and chairman of the trust committee.  Mr. Waters served on the board of Wellspan Health (a non-profit organization.), chaired the audit committee, and was a member of the executive committee before ending his service in 2017 by reaching the maximum years allowed.  Mr. Waters is an NACD Governance Fellow.  The Board considered Mr. Waters’ prior experience in the utility industry and with regulatory matters, his recent public company director and committee experience, and his diversity to be valuable and determined that his continued service on the Board will be beneficial to the Company’s Board of Directors.

The Board of Directors unanimously recommends a vote “FOR” each of the nominees.

DIRECTORS WITH TERMS EXPIRING IN 2024

Michael W. Gang, Esq. Age 72 Director since 1996
Mr. Gang is a principal with Post & Schell PC (P & S), Harrisburg, PA, a Pennsylvania-based law firm, concentrating in regulatory matters.  Mr. Gang currently serves as Chairperson of the P & S Board of Directors.  Mr. Gang was a partner in Morgan, Lewis & Bockius, Harrisburg, PA, an international law firm, from 1984 to 2005.  Mr. Gang is counsel to numerous water, gas, and electric utilities which are regulated by the Pennsylvania Public Utility Commission and has represented public utilities over a broad range of complex financial and tax issues in conjunction with economic regulation, financial statements, taxes and financing for 46 years.  P & S is currently regulatory counsel for the Company.  The Board believes Mr. Gang’s legal and regulatory knowledge, as well as his experience with the Pennsylvania Public Utility Commission will continue to be a great benefit to the Company’s Board of Directors.

Jeffrey R. Hines, P.E. Age 61 Director since 2008
Mr. Hines, now retired, served as the President and Chief Executive Officer of the Company from 2008 to 2020.  He was Chief Operating Officer and Secretary from 2007 to 2008, and Vice President of Engineering from 1995 to 2006.  Mr. Hines was a director and a member of the compensation, audit and corporate governance and nominating committees of Codorus Valley Bancorp in York, PA (a public company), and its wholly-owned subsidiary, Peoples Bank, York, PA from 2011 to 2022.  Mr. Hines is a trustee of York College of Pennsylvania and serves as director or committee member of various community and non-profit organizations.  Mr. Hines was a director with the National Association of Water Companies at both the state and national levels.  Mr. Hines is a licensed Professional Engineer in PA and MD and holds MBA and law degrees.  The Board considered Mr. Hines’ prior experience within the Company, his industry experience, and his educational background and determined that his continued service on the Board will be beneficial to the Company’s Board of Directors.

George W. Hodges Age 72 Director since 2000
Mr. Hodges, now retired, served as non-executive Chairman of the Board of The Wolf Organization, regional distributor and manufacturer of kitchen and bath products and specialty building products, from 2008 to 2009.  Prior to being Chairman, Mr. Hodges was a member of the Office of the President of The Wolf Organization from 1986 to 2006.  Mr. Hodges is a director and a member of the audit and human resources committees of Fulton Financial Corporation (a public company), in Lancaster, PA, and director of Fulton Bank, a subsidiary of Fulton Financial Corporation.  Mr. Hodges was a director of Burnham Holdings, in Lancaster, PA (a public company) from 2008 to 2021.  Mr. Hodges is a director and chairman of the Hodges Family Foundation and director emeritus of the Powder Mill Foundation, private charitable foundations in York, PA.  Mr. Hodges is an NACD (National Association of Corporate Directors) Board Leadership Fellow.  He also serves and has served on the boards or committees of various non-profit and community organizations.  The Board determined that Mr. Hodges’ business experience and leadership in the community as well as his extensive board and committee service with various organizations will continue to benefit the Company’s Board of Directors.

George Hay Kain III Age 74 Director since 1986
Mr. Kain has been an academic since 2007 and was a consultant from 2004 to 2007.  Mr. Kain ran his own law office from 1982 to 2004, handling all aspects of the business, specializing in pipeline condemnation cases for a local utility, and cases involving real estate, and estates and trusts.  Mr. Kain was a solicitor for York County Children and Youth Services.  He also practiced in the local juvenile court, the Pennsylvania Superior Court, and the Pennsylvania Supreme Court.  Mr. Kain was admitted to the bar of the Supreme Court of the United States.  Mr. Kain is also actively involved in various non-profit organizations.  The Board considered Mr. Kain’s legal experience as well as his commitment and contributions to the Company over the past 36 years and determined that his continued service will be beneficial to the Company’s Board of Directors.

DIRECTORS WITH TERMS EXPIRING IN 2025

Paul R. Bonney, Esq. Age 64 Director since 2022
Mr. Bonney is an energy-industry consultant since January 2019 and adjunct professor of business law and energy and sustainability at Clemson University since January 2020.  Mr. Bonney previously held various positions at Exelon Corporation, a multi-state electric and gas investor owned utility, in Philadelphia, Washington DC, Baltimore, and Chicago.  He was Senior Vice President of Legal and Regulatory Strategy at Pepco Holdings (2016-2018), Senior Vice President and General Counsel of Exelon’s Constellation commercial business (2012-2016), and General Counsel of PECO and Vice President of Regulatory Affairs (2007-2012).  Mr. Bonney holds a law degree from Georgetown University Law School, and a B.A. in Economics from Duke University.  In addition, Mr. Bonney is an advisory board member of the Kleinman Center for Energy Policy at the University of Pennsylvania.  The Board believes Mr. Bonney’s experience in legal and regulatory affairs and management of rate and regulatory strategy and performance will be of great benefit to the Company’s Board and its Committees.

Cynthia A. Dotzel, CPA Age 68 Director since 2019
Ms. Dotzel is a certified public accountant and a shareholder in Dotzel & Company, Inc, a firm providing accounting and tax services to small and medium-size businesses, as well as tax planning and preparation for individuals.  Prior to this, Ms. Dotzel was a Director of Baker Tilly Virchow Krause, LLP, a national accounting firm providing CPA and business advisory services to small and middle market businesses, non-profits and SEC registrants, and SF & Company, CPAs & Business Advisors (which was acquired by Baker Tilly Virchow Krause, LLP), from 2009 to 2018.  Ms. Dotzel was a Founder, Secretary and Treasurer of Dotzel & Company, CPAs from 1980 to 2008.  Ms. Dotzel serves as Chairperson of Codorus Valley Bancorp, Inc., York, PA (a public company), and its wholly-owned subsidiary, Peoples Bank, York, PA, and is a member of the corporate governance and nominating committee of the company.  Ms. Dotzel served as a director of Waypoint Bank and Waypoint Financial Corporation and its predecessor York Federal Savings and Loan from 1984 to 2005, and audit committee chairperson from 1989 through 2005.  Ms. Dotzel served as a director of the Company from 2009 to 2015.  She also serves and has served on the boards or committees of various non-profit organizations.  The Board considered Ms. Dotzel’s experience in auditing and financial matters, as well as her public company experience and community involvement, and determined that her service will be beneficial to the Company’s Board of Directors.

DIRECTORS WITH TERMS EXPIRING IN 2025

Jody L. Keller, SPHR Age 69 Director since 2015
Ms. Keller was the owner of Jody Keller LLC, a human resources management consulting firm she founded from 2013 to 2022.  Prior to her consulting business, Ms. Keller was a Partner and Chief Administrative Officer of ParenteBeard LLC, a national accounting firm providing CPA and business advisory services to small and middle market businesses, non-profits and SEC registrants, from 1999 to 2013.  Ms. Keller was the owner and President of her own business, Keller Resources, Inc. specializing in human resources, management consulting and training from 1984 to 1999.  Ms. Keller also served as the Co-Interim Executive Director of the York County SPCA in 2019, the Executive in Residence at The Graham Center for Entrepreneurial Leadership Studies at Penn State York from 2016 to 2018, and as the Interim Executive Director of the Strand Capitol Performing Arts Center in York, PA from 2014 to 2015.  Additionally, Ms. Keller served as an instructor of human resources management, employment law, and training and development courses at Villanova University and York College from 1992 to 2011.  Ms. Keller has held numerous Chairperson, President, board member and various committee positions with private company, community, and non-profit organizations.  The Board believes Ms. Keller’s expertise in human resources, organizational development and design, compensation strategy, and leadership development will aid in succession planning efforts and identification of future officers and Board members, and will add diversity to the Board, and that her knowledge and leadership in the community will add overall strength to the Board of Directors.

Steven R. Rasmussen, CPA Age 50 Director since 2011
Mr. Rasmussen has been Chief Executive Officer and General Manager for Adams Electric Cooperative, Inc., an electric distribution cooperative in south-central Pennsylvania, since 2006.  Mr. Rasmussen served as Accounting and Member Services Manager with the same organization from 1999 to 2006.  Prior to joining Adams Electric, Mr. Rasmussen served in various other capacities including college faculty and auditor for various accounting firms.  Mr. Rasmussen serves on the boards and executive committees of the Adams Utility Services Company, a wholly-owned subsidiary of Adams Electric, and Mid-Atlantic Cooperative Solutions, Inc. which does business as Aero Energy in New Oxford, PA (both private companies).  He also serves and has served on the boards and committees of numerous community, non-profit and professional organizations as a way of giving back to the communities where he works and lives.  In addition to his utility experience and board experience, Mr. Rasmussen is a certified public accountant, and a leader in the communities of some of the Company’s recently added water and wastewater systems.  The Board views Mr. Rasmussen’s utility experience, his financial and educational background, and his knowledge and visibility in the Adams County area as beneficial to the Company’s Board of Directors.

EXECUTIVE OFFICERS OF THE COMPANY

Mark A. Wheeler Age 55 Officer since 2019
Mr. Wheeler has been Chief Operating Officer of the Company since March 2020.  Prior to his current position, Mr. Wheeler was Chief Administrative Officer from September 2019 to February 2020.  Prior to joining the Company, Mr. Wheeler was the Chief Financial Officer for Knott Mechanical, Hunt Valley, MD from July 2015 to August 2019, Chief Financial Officer for New Standard Corporation, York, PA from January 2006 to July 2015, Senior Manager, Financial Analysis for Armstrong World Industries, Lancaster, PA from November 2004 to January 2006, and Site Controller for Armstrong World Industries, Lancaster, PA from March 2003 to November 2004.  Prior to that, Mr. Wheeler held various positions of increasing responsibility for York International Corporation and Gichner Systems Group.  Mr. Wheeler holds an MBA degree.

Matthew E. Poff, CPA Age 51 Officer since 2018
Mr. Poff has been Chief Financial Officer and Treasurer of the Company since January 2018.  Prior to his current position, Mr. Poff was Controller and Assistant Treasurer from May 2017 to December 2017, and Controller from June 2009 to April 2017.  Prior to joining the Company, Mr. Poff was the Chief Financial Officer for I.B. Abel, Inc., an electrical contractor in York, PA, from October 2006 to May 2009, and held various positions of increasing responsibility at Beard Miller Company LLP, a regional accounting firm in York, PA for more than ten years.  Mr. Poff is a licensed Certified Public Accountant in Pennsylvania and holds an MBA degree.

Alexandra C. Chiaruttini, Esq. Age 52 Officer since 2020
Ms. Chiaruttini has been Chief Administrative Officer and General Counsel of the Company since October 2020.  Prior to joining the Company, Ms. Chiaruttini was the Chief Counsel for the Pennsylvania Department of Environmental Protection, Harrisburg, PA from October 2015 to September 2020, Partner and Chair of Environmental Practice for Stock and Leader, LP, York, PA from February 2008 to September 2015, Associate in the Environmental Law and Toxic Tort Practice Group for McNees Wallace & Nurick, LLC, Harrisburg, PA from March 2001 to January 2008, and the Assistant Regional Counsel of the Southcentral Office of the Pennsylvania Department of Environmental Protection, Harrisburg, PA from September 1997 to February 2001.

Vernon L. Bracey Age 61 Officer since 2003
Mr. Bracey has been Vice President of Customer Service of the Company since March 2003.  Prior to his current position, Mr. Bracey was Customer Service Manager from January 2000 to February 2003 and Meter Reading Manager from September 1998 to December 1999.  Prior to joining the Company, Mr. Bracey held various positions in economic development, energy services and public and community relations at GPU Energy, A First Energy Company, from March 1983 to August 1998.

Natalee C. Gunderson, SHRM-CP Age 35 Officer since 2019
Ms. Gunderson has been Vice President of Human Resources of the Company since January 2019.  Prior to her current position, Ms. Gunderson was Human Resources Manager from October 2015 to January 2019, Customer Service Manager from December 2012 to September 2015, and Customer Service Lead from August 2011 to November 2012.  Prior to joining the Company, Ms. Gunderson was a staffing manager for JFC Staffing Companies, Camp Hill, PA from September 2010 to July 2011 and Assistant Manager for Charlotte Russe, Inc., Camp Hill, PA from August 2009 to August 2010.  Ms. Gunderson holds an MBA degree.

Mark S. Snyder, P.E. Age 52 Officer since 2009
Mr. Snyder has been Vice President of Engineering since May 2009.  Prior to his current position, Mr. Snyder was Engineering Manager from October 2007 to April 2009 and Engineer from December 2006 to October 2007.  Prior to joining the Company, Mr. Snyder was a project engineer with Buchart Horn, Inc., York, PA, an international engineering firm from April 2001 to December 2006, and a project engineer for Rettew Associates, Lancaster, PA, a national engineering firm, from December 1996 to April 2001.  Mr. Snyder is a licensed Professional Engineer in Pennsylvania.

CORPORATE GOVERNANCE

The Board of Directors operates under specific corporate governance principles and guidelines based on the Company’s Bylaws, Standing Resolutions, and Policies.  The Nomination and Corporate Governance Committee monitors, develops and makes recommendations to the Board of Directors based on these principles and guidelines.  Some of the principles and guidelines are listed below.

Board Selection and Diversity

The Bylaws of the Company provide that the Board of Directors will consist of no less than eight Directors and no more than twelve Directors, who are elected to staggered three-year terms of office.  There is a mandatory retirement age of 75 for all Directors.

The Nomination and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders.  The Nomination and Corporate Governance Committee recommends nominees to the Board based on the appropriate size, function and needs of the Board, so that the Board as a whole collectively possesses a broad range of skills, industry and other knowledge, and business and other experience useful to the effective oversight of the Company.  Some of these skills include senior leadership, accounting and finance, corporate governance, merger and acquisition, business development and risk management. The Nomination and Corporate Governance Committee also seeks Board members who will add diversity to the Board in areas such as professional experience, perspectives, education, skills, backgrounds, demographics (including self-identified diversity characteristics such as gender, race, age, ethnicity, religion, national origin, disability, sexual orientation, etc.), culture and work-style.  In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, have a high degree of integrity, and be selected based upon contributions they can make to the Company.  The Nomination and Corporate Governance Committee considers all these qualities when selecting, subject to Board ratification, candidates for Director.  No distinctions are made between internally-recommended candidates and those recommended by shareholders.

In August 2021, the SEC approved new listing rules for NASDAQ-listed companies related to board diversity.  The rules require most NASDAQ-listed companies to have at least two self-identified diverse members of its board of directors or explain why the company does not have the minimum number of directors on its board who self-identify as diverse.  NASDAQ rules provide that diverse director means (1) a director who self-identifies her gender as female, without regard to the individual’s designated sex at birth (“Female”), (2) a director who self-identifies as one more or of: Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, or two or more races or ethnicities (“Underrepresented Minority”), and (3) lesbian, gay, bisexual, transgender or a member of the queer community (“LGBTQ+").  Of the two self-identified diverse directors, at least one director must self-identify as Female and at least one director must self-identify as an Underrepresented Minority and/or LGBTQ+.  NASDAQ-listed companies are required annually to report aggregated statistical information about the Board’s self-identified gender and racial characteristics and self-identification as LGBTQ+ using a Board Diversity Matrix.  The Company believes that it is presently in compliance with the diversity requirements imposed by these rules.

Board Diversity Matrix (As of March 21, 2023)
Total Number of Directors	12
	Female	Male	Non-Binary	Did Not Disclose Gender
Number of Directors Based on Gender Identity	3	9	-	-

Number of Directors Who Identify in Any of the Categories Below:
African American or Black	-	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	3	8	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Demographic Background Undisclosed	-

Director Independence

The Company’s Common Stock is listed on the NASDAQ Global Select Market (“NASDAQ”).  NASDAQ listing rules require that a majority of the Company’s Directors be “independent directors” as defined by NASDAQ corporate governance standards.  In compliance with this rule, the Board of Directors examines the independence of its members annually.  In order for a Director to be considered independent, the Director must not be an executive officer or employee of the Company and the Board must determine that the Director has no relationship, which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.  Generally, but not exclusively, a Director does not qualify as an independent director if the Director:

1.	Has been employed by the Company or its affiliates in the current year or past three years;

2.
Has accepted, or has an immediate family member who has accepted, any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (except for payment for Board service, retirement plan benefits or non-discretionary compensation, or in the case of an immediate family member compensation as an employee);

3.	Has an immediate family member who is, or has been in the past three years, employed by the Company as an executive officer;

4.
Has been or has an immediate family member who has been a partner in, a controlling shareholder or an executive officer of any organization to which the Company made or from which it received, payments (other than those which arise solely from investments in the Company’s securities or under non-discretionary charitable contribution matching programs) that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three fiscal years;

5.
Has been or has an immediate family member who has been employed as an executive of another entity where any of the Company’s executives serve or have served during the past three years on that entity’s compensation committee; and

6.
Is or has an immediate family member who is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

The Board has determined that Directors Bonney, Dotzel, Gang, Hodges, Kain, Keller, McGlaughlin, Newcomer, Rasmussen and Waters are independent directors, and nominee Laura T. Wand, if elected, will be an independent director, under the NASDAQ listing standards.  Mr. Hand, who is employed by the Company, and Mr. Hines, who was employed by the Company within the past three years, are not considered independent directors.

The Board based these determinations primarily on a review of the responses of the Directors and executive officers to an annual questionnaire regarding employment history, affiliations, family and other relationships, together with an examination of those companies with whom the Company transacts business.  In addition, Directors are required to notify the Board when considering new directorships.

In making the determination that Mr. Gang is independent under the NASDAQ rules, the Board considered payments of $415,861 in 2022 and $179,399 in 2021 made to Post & Schell PC, a law firm in which Mr. Gang is Chairman of the Board and Principal.  Post & Schell PC is the Company’s regulatory counsel.  The amounts paid represent less than 0.50% of the revenue of Post & Schell PC.  The Company pays the same rates for services as the firm’s other comparable clients.  Mr. Gang is not a controlling shareholder of the firm.

In making the determination that Mr. Rasmussen is independent under the NASDAQ rules, the Board considered payments of $223,015 in 2022 and $243,354 in 2021 made to affiliated entities of Adams Electric where Mr. Rasmussen serves as an executive officer.  The amounts paid represent less than 0.50% of the revenue of Adams Electric and its affiliated entities.  The payments were for electric service, based on rates applicable to all Adams Electric consumers, and for gasoline which was purchased through a bidding process.

The Company has a banking relationship with Fulton Bank, where Mr. Hodges is a member of the Board of Directors.  The amounts paid to the entity were not material.

The Company has a relationship with C.S. Davidson, a civil engineering firm, where Ms. Keller is a member of the Board of Directors.  The amounts paid to this entity were not material.

In addition to these relationships, the Company purchases from and sells services to certain Directors or the organizations with which they are affiliated at rates that are either regulated or the same as those charged to the same class of customers.

The Board determined that the noted relationships do not create a conflict of interest or impair any Director’s judgment with respect to Board member responsibilities.  Directors who are involved with entities being discussed or voted upon at a meeting abstain from voting on that matter.

Board Leadership Structure

The preference of the Board, per its Standing Resolutions, is for the Chairperson of the Board to be an independent director as defined by NASDAQ.  Generally, independent directors provide oversight and protect shareholder interests, and they offer more objective input and leadership to the Board.  The Board believes this structure is in the shareholders’ best interest.  The Chairperson leads regular executive sessions of the Board’s independent Directors.  In addition, the Chairperson of the Board and the Chairperson of the Nomination and Corporate Governance Committee annually evaluate the performance of the individual Directors.

Board Role in Risk Oversight

The Board and its Committees are responsible for oversight of the Company’s risk management process.  The Audit Committee is responsible for oversight of risks relating to the Company’s financial statements, financial reporting processes, the evaluation of the effectiveness of internal control over financial reporting and compliance with certain of the Company’s ethics policies.

The Compensation Committee is responsible for monitoring risks associated with the design and administration of the Company’s compensation programs and performs the annual performance review of the Chief Executive Officer (the “CEO”).  Other risks such as regulatory risk, environmental risk, and strategic risk are monitored by the Executive Committee, the Nomination and Corporate Governance Committee, or the full Board.

Senior management of the Company is responsible for identifying risks, managing risks, and reporting and communicating risks and mitigation efforts back to the Board of Directors or the designated committee.  While certain elements of risk are addressed at each Board meeting, management and the Board of Directors conduct a comprehensive analysis of risk on an annual basis.  The Board believes a Chairperson that is independent of management adds another layer of insight to the risk assessment process.

Board Committees and Functions

The Company has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nomination and Corporate Governance Committee, all of which are composed of members of the Board of Directors.  The Audit, Compensation, and Nomination and Corporate Governance committees must be composed of at least three Directors all of which are considered independent directors under the NASDAQ rules.  Each of these three key committees has a charter which is reviewed at least annually, and which is posted on the Company’s website at www.yorkwater.com under “Investor Relations”, then “Corporate Governance”.

The Executive Committee is empowered to function as delegated by the Board of Directors.  Their main focus is on budgeting, ratemaking, and debt and equity financing.  The Executive Committee is composed of the following Directors appointed by the Board: Cynthia A. Dotzel, CPA, Chairperson; Michael W. Gang, Esq.; Joseph T. Hand; Jeffrey R. Hines, P.E.; and George W. Hodges.  The Executive Committee held five (5) meetings during the fiscal year ended December 31, 2022.

The Audit Committee monitors the audit functions of the independent public accountants and reviews the Company’s financial reporting process and internal controls.  The Audit Committee is composed of the following independent Directors appointed by the Board: Steven R. Rasmussen, CPA, Chairperson; Erin C. McGlaughlin; Robert P. Newcomer; and Ernest J. Waters.  Based on a review of the background and experience of the members of the Audit Committee, the Board of Directors has determined that all members of the Audit Committee meet the additional requirements for independence applicable to Audit Committee members, are financially literate and are “audit committee financial experts” within the meaning of applicable SEC rules.  The Audit Committee held four (4) meetings during the fiscal year ended December 31, 2022.

The Compensation Committee considers and makes recommendations to the Board of Directors concerning the appropriate compensation package for the corporate officers, Directors and members of the Committees of the Board of Directors of the Company, including incentives.  Compensation for corporate officers is further explained in the Compensation of Directors and Executive Officers section of this proxy statement.  Director and committee member compensation is based on a review of fees paid by peers and other public companies.

The Compensation Committee is composed of the following independent Directors appointed by the Board:  Jody L. Keller, SPHR, Chairperson; Paul R. Bonney, Esq., George Hay Kain III; and Robert P. Newcomer.  The Compensation Committee held three (3) meetings during the fiscal year ended December 31, 2022.

The Nomination and Corporate Governance Committee recommends the appropriate Board structure, reviews the Company’s succession planning, oversees the Board’s annual evaluation of its performance and the performance of other Board Committees, evaluates corporate governance best practices, and makes recommendations to the Board of Directors for nominations for Directors and Officers of the Company.  The Committee will consider nominees recommended by shareholders of the Company in accordance with the Company’s Bylaws.

The Nomination and Corporate Governance Committee is composed of the following independent Directors appointed by the Board:  Ernest J. Waters, Chairperson; George W. Hodges, Erin C. McGlaughlin; and Steven R. Rasmussen, CPA.  The Nomination and Corporate Governance Committee held four (4) meetings during the fiscal year ended December 31, 2022.

Communication with the Board of Directors

Shareholders who wish to communicate with the Board of Directors or specific individual Directors may do so by directing a written request addressed to such Directors or Director in care of the Secretary of The York Water Company, at the address appearing on the first page of this proxy statement.  Communication(s) directed to members of the Board of Directors who are also executive officers will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent Directors.  Communications directed to non-management Directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of the non-management Directors.  Any communication so withheld will nevertheless be made available to any non-management Director who wishes to review it.

Executive Sessions of the Board

The independent Directors of the Board schedule regular executive sessions of independent Directors in which they meet without management participation.  The Chairperson of the Board leads these sessions.

Stock Ownership

Each non-employee Director shall within five (5) years of appointment, or five (5) years from the original date of the policy, whichever is later, attain shares valued at three (3) times the annual cash retainer at that time.  No adjustments for subsequent fluctuations in stock price or cash retainers will be made.  A Director may use both purchased and granted shares to meet the requirement.  A Director must continue to hold a minimum of three (3) times the annual retainer for as long as they are a Director.  In addition, the CEO of the Company shall within five (5) years of hire, or five (5) years from the original date of the policy, whichever is later, attain shares valued at three (3) times his or her annual base salary at that time.  No adjustments for subsequent fluctuations in stock price or base salary will be made.  The CEO may use both purchased and granted shares to meet the requirement.  The CEO must continue to hold a minimum of three (3) times his or her annual base salary for as long as he or she holds the position of CEO.  As part of the Company’s Securities Trades Policy, directors, officers and selected employees are prohibited from trading in Company securities on a short-term basis, engaging in short sales, purchasing Company stock on margin, buying or selling puts or calls, pledging securities, or otherwise engaging in any type of hedging transactions involving Company securities.

Code of Ethics

The Company’s Board of Directors has adopted a Code of Conduct applicable to all Directors, officers and employees.  The Code of Conduct constitutes a “code of ethics” as required by Item 406 of Regulation S-K.  There were no waivers of the Code made for any Director, officer or employee during 2022.  A copy of the Code of Conduct was filed with the Securities and Exchange Commission as Exhibit 14 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014.  The Code of Conduct is also available, free of charge, on the Company’s website, www.yorkwater.com, under “Investor Relations”, then “Corporate Governance”.  The Company intends to disclose material amendments to, or Director, officer and employee waivers from, the Code of Conduct, if any, on its website, or by Form 8-K to the extent required.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board, including reports to the Securities and Exchange Commission on Forms 10-Q and 10-K, the Company’s internal control over financial reporting and releases of earnings.  In addition, the Committee selects, subject to shareholder ratification, the Company’s independent registered public accounting firm and evaluates the performance of the firm.

Management is responsible for the Company’s internal controls and the financial reporting process.  The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States) and to issue reports thereon.  The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has reviewed and discussed the audited financial statements with management; has discussed with the independent registered public accounting firm, Baker Tilly US, LLP (“Baker Tilly”), the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; has received the written disclosures and the letter required by the PCAOB regarding independence communications; and has discussed Baker Tilly’s independence with the firm and management.

Based upon the Committee’s discussions with management and Baker Tilly and the Committee’s review of the representations of management, and Baker Tilly’s report to the Committee, the Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Steven R. Rasmussen, CPA Chairperson
Erin C. McGlaughlin Member	Robert P. Newcomer Member	Ernest J. Waters Member

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of Baker Tilly as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2023.  Although we are not required to seek shareholder approval of this appointment, the Board of Directors believes it is in the best interests of shareholders to be given the opportunity to ratify the appointment.  If shareholders do not ratify the appointment of Baker Tilly, the Audit Committee will consider the appointment of another independent registered public accounting firm for the Company in future years.  It is understood that even if the selection of Baker Tilly is ratified by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Baker Tilly are expected to be present at the 2023 Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Principal Public Accountant’s Fees and Services

Audit fees and all professional services rendered by the Company’s independent registered public accountants, Baker Tilly were approved by the Company’s Audit Committee.  The Board considers the possible effect on auditors' independence of providing non-audit services prior to the service being rendered.

The following table presents fees for services provided by Baker Tilly for 2022 and 2021:

	2022	2021
Audit Fees (1)	$217,699	$166,393
Audit Related Fees	-	-
Tax Fees (2)	15,200	15,150
All Other Fees	-	-
	$232,899	$181,543

(1)
Professional services rendered for 2022 and 2021 include (a) the audit of the Company's annual financial statements, (b) the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q, and (c) consent procedures in connection with a registration statement.  In addition, 2022 fees include comfort letter procedures in connection with an equity offering statement.

(2)	Tax fees include preparation of the federal income tax return and other tax matters.

The Audit Committee approves in advance any audit or non-audit services provided by outside auditors.  During 2022 and 2021, there were no exceptions to the Audit Committee's pre-approval requirements.

Adoption of this proposal requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the Annual Meeting.

The Board of Directors unanimously recommends a vote “FOR” the ratification of
Baker Tilly US, LLP as the Company’s independent registered public accounting firm for the 2023 fiscal year.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

NAMED EXECUTIVE OFFICERS

This section discusses the compensation paid to the named executive officers (as defined by SEC rules) in 2022.  The named executive officers are:

Name	Title

Joseph T. Hand	President, Chief Executive Officer
Mark A. Wheeler	Chief Operating Officer
Matthew E. Poff, CPA	Chief Financial Officer

FINANCIAL PERFORMANCE HIGHLIGHTS IN 2022

•	Net income and earnings per share (EPS) were $19.6 million, and $1.40, respectively, compared to $17.0 million and $1.30 in 2021;
•	In 2022, the Board of Directors approved a 4% increase in the quarterly dividend to an annualized rate of $0.81 per share;
•
The Company is making significant investments to build and improve its communities’ infrastructure.  Over the past three years, the Company has invested over $117 million in infrastructure improvements, including system improvements and infrastructure to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for all customers;

•	The Company’s long-term performance is strong with five-year average annual total shareholder return at 9.1% and five-year average annual return on equity of 10.7%.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid by the Company to named executive officers or accrued by the Company for the named executive officers in 2022 and 2021.  The “Nonqualified Deferred Compensation Earnings” column presented in prior proxy statements has been deleted as it is not required by the rules of the SEC.

				Non-Equity
				Incentive Plan	All Other
Name and			Stock	Compensation	Compensation
Principal Position	Year	Salary (1)	Awards (2)	(3)	(4)	Total

Joseph T. Hand	2022	$314,024	$78,937	$32,500	$12,310	$437,771
President, Chief	2021	302,628	102,800	15,500	9,057	429,985
Executive Officer

Mark A. Wheeler	2022	209,885	41,200	22,040	32,905	306,030
Chief Operating	2021	197,862	39,000	10,300	30,375	277,537
Officer

Matthew E. Poff, CPA	2022	219,056	43,200	22,680	12,984	297,920
Chief Financial	2021	210,158	41,600	10,800	10,925	273,483
Officer

(1)
In 2021, the Compensation Committee directed management to engage Mosteller & Associates, Reading, PA (“the Consultant”), to assist the Company in establishing base salary by evaluating compensation for senior management relative to the market.  The Compensation Committee has concluded that the Consultant is an independent consultant after considering the factors relevant to the Consultant’s independence from management, including the factors set forth in the NASDAQ and SEC rules regarding compensation consultant independence.  The Consultant provides no other services to the Company other than serving as the Compensation Committee’s compensation consultant.

The Consultant compared the compensation package of the Company to a peer group of 11 companies consisting of organizations in the utilities industry as well as publicly traded financial services organizations in similarly situated geographies, with sufficient similarity in terms of size and performance measures.  These companies included similar water utility peer companies, Middlesex Water Company (MSEX) and Artesian Water Company (ARTNA).  The Consultant selected three publicly traded utilities for this comparison, Corning Natural Gas Holding Corporation (CNIG), Consolidated Water Co. Ltd. (CWCO), and Until Corporation (UTL).  The Company also selected three locally based, publicly traded financial institutions, Codorus Valley Bancorp (CVLY), Adams County National Bank (ACNB), and Traditions Bancorp, Inc. (TRBK), and three additional publicly traded financial institutions, AmeriServ Financial, Inc. (ASRV), Franklin Financial Services Corporation (FRAF), and Juniata Valley Financial Corporation (JUVF).  These companies were selected because they serve the same or a nearby geographic area, are similar sized, and operate in a highly regulated environment which is comparable to a water company.  In addition to the peer analysis, the Consultant also performed a compensation market survey.  The analysis and comparisons were normalized based on scope factors.  Based upon the work of the Consultant, it was deemed appropriate that the Company’s base salary compensation goal should be approximately the 50th percentile of the market.

The base salary level of named executive officers is reviewed annually to determine if the peer group described above, and the 50th percentile continue to be appropriate based on changes relative to comparable companies, product line, the current regulatory environment, changes in water and wastewater quality standards, competition for competent management, and growth in the service territory, as well as other relevant factors.

The Compensation Committee also considers subjective factors such as the value of the position to the Company, competition for executives, the performance of the executive, and the length of service in the current position and with the Company when determining base salary levels.

The Company does not provide bonuses to senior management.

(2)
In 2016, shareholders approved a Long-Term Incentive Plan to advance the long-term success of the Company, and to increase shareholder value by providing the incentive of long-term stock-based awards to officers, directors and key employees.  The plan is administered by the Compensation Committee, which has complete and final authority to, among other things, select participants, to determine the goals and circumstances under which incentive awards are granted, to grant awards and to construe and interpret the Plan.  Decisions of the Compensation Committee with respect to the administration and interpretation of the Plan are final, conclusive and binding upon all participants.

The Compensation Committee has based the awards for officers on a combination of metrics that link closely to shareholder value.  Twenty-five (25) percent of the award is based on achieving a three-year average total shareholder return of 9.5%, twenty-five (25) percent of the award is based on achieving a three-year average return on equity of 9.5%, twenty-five (25) percent of the award is based on achieving a three-year average Pennsylvania Public Utility Commission (“PPUC”) justified complaint rate per 1,000 customers of less than the Pennsylvania water utility peer group average in the most recently published report, and twenty-five (25) percent of the award is based on maintaining customer rates that are less than the Pennsylvania water utility peer group average.  The grants will typically be made based on a three-year look back method of these metrics ending with the most recently completed fiscal year.  The awards vest ratably over three years for the participants.  On May 2, 2022, the Compensation Committee determined that the Company met or exceeded all four metrics for the three-year period ended December 31, 2021.  The Compensation Committee awarded restricted stock to the named executive officers effective May 2, 2022 at a rate of 20% of base salary for Mr. Hand, Mr. Wheeler, and Mr. Poff, all to vest ratably over three years beginning May 2, 2022.  Awards are subject to the Company’s clawback policy.  The value presented on the table was determined using the closing stock price on May 2, 2022.

As part of its review of the President and Chief Executive Officer compensation, the Compensation Committee issued a stock award of 405 shares to Mr. Hand on October 24, 2022.  The shares vested immediately.  The value presented on the table was determined using the closing stock price on October 24, 2022.

(3)
The Company’s practice is to use cash awards to incentivize its senior managers in the short-term to create value for its customers and shareholders.  To that end, the Company adopted a Cash Incentive Plan in 2005, pursuant to which the Compensation Committee sets annual performance objectives and target incentive payment amounts.  All supervisors and managers participate in the plan, including the named executive officers.

The plan is administered by the Compensation Committee, which has complete and final authority to, among other things, select participants, to determine the goals and circumstances under which incentive awards are granted, to grant awards and to construe and interpret the Plan.  Decisions of the Compensation Committee with respect to the administration and interpretation of the Plan are final, conclusive, and binding upon all participants.

The Compensation Committee has discretion to determine all performance objectives.  In addition, the Compensation Committee may specify that any incentive award be conditioned upon achievement or satisfaction of business criteria or other measures of performance.  One or more of the following business criteria or other measures of performance may be used by the Committee: (1) growth in revenues or assets; (2) earnings from operations; (3) net income or earnings per common share; (4) return on investment or return on equity; (5) stock price or shareholder return; and (6) strategic business criteria, consisting of meeting specified water and wastewater quality standards, environmental or safety standards, affordability of rates and customer satisfaction standards.  The Compensation Committee may exercise its discretion to eliminate, reduce or increase the amounts payable as incentive, subject to such business criteria or other measures of performance.

Under the plan, annual performance objectives are established no later than ninety (90) days after the beginning of any annual incentive period, which is usually a calendar year.  Each performance objective carries with it a minimum score of five (5) points.  Objectives of more significant value or that require more effort, may carry more than five (5) points.  No points are awarded for partial achievement of performance objectives.  Incentive awards are granted only if an overall score of seventy-five (75) percent of the available performance objective points are achieved.  The Compensation Committee believes that achieving performance objectives should be the shared responsibility of management.  Accordingly, if an overall score of seventy-five (75) percent of the available performance objective points is achieved, all participants receive their target incentive awards.  If an overall score of less than seventy-five (75) percent of the available performance objectives is achieved, no participant receives an award.

The Compensation Committee set the performance objectives and target incentive awards for 2022 on January 24, 2022.  For 2022, the Compensation Committee determined that the amount of the target cash incentive award would be 10% of the base salary as of December 31, 2022 for each C suite employee, including named executive officers, 7.5% of the base salary as of December 31, 2022 for each Vice President level employee, and 5% of the base salary as of December 31, 2022 for each other management employee.  The Committee selected these target cash incentive awards for 2022 after considering various factors.  One such factor was the range of other benefits already provided by the Company.  Another factor was the comparison of the Company’s total salary and benefit package to the compensation packages paid by other comparable companies.  A third factor was the level of motivation needed to achieve the established goals of the Company.  Finally, the Compensation Committee considered how the plan would be perceived by the regulators, customers and shareholders.  All these factors together contributed to the Committee’s decision to keep the target incentive relatively low as compared to other companies.

The 2022 performance objectives as determined by the Compensation Committee were, among other things: replace and reline 60,000 feet of pipe; initiate a Company website redesign and upgrade; complete a source water supply study; meet the water and wastewater demands in Amblebrook; ensure cybersecurity emergency preparedness and incidence response; complete an equity offering to fund construction activities; implement an automated backflow process; commence construction of the Lake Williams dam rehabilitation project; implement and integrate a new payroll vendor program; submit final written completion of full compliance with the consent order and agreement related to 2016 activities around the Lead and Copper Rule; complete the Letterkenny Industrial Development Authority water and wastewater integration; submit a base rate case; conduct an emergency preparedness and response tabletop exercise; implement a third party bill change; secure and implement a safety program partnership; conduct and implement a customer invoice analysis; and continued investment and exposure of ESG initiatives.

On February 6, 2023, the Compensation Committee determined that management had achieved ninety-four (94) percent of the performance objectives listed above for 2022, as well as the set business criterion for 2022, which was, earnings per common share of $1.12.  The Committee awarded the named executive officers the amounts set forth in the table.  Non-equity plan incentive plan compensation is shown in the year earned and is normally paid in the following calendar year.  Awards are subject to the Company’s clawback policy.

(4)
Amounts presented represent the Company contributions to the named executive officer’s 401(k) account described in the “Retirement Benefits” section below, credited earnings, tax savings and Company contributions for non-qualified deferred compensation described in the “Retirement Benefits” section below, and personal use of company vehicles.  The most common personal use of company vehicles by senior management is commuting to and from work.  No named executive officer receives perquisites valued in the aggregate at $10,000 or more.  Named executive officers participate in the Company's other benefit plans on the same terms as other employees.  These plans include medical and health insurance, life insurance and employee stock purchase plan (“ESPP”).  Under the ESPP, full-time employees with at least 90 days of service are eligible to purchase company stock through payroll deduction, up to 10% of their regular salary, at a 5% discount from fair market value.  The Compensation Committee considers the ESPP as a contributing factor to hiring and retaining employees, and as a way of aligning employee interests with those of shareholders.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name and Principal Position	Equity Incentive Plan Awards: Number of Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value of Shares That Have Not Vested
Joseph T. Hand President, Chief Executive Officer	3,276	$147,354
Mark A. Wheeler Chief Operating Officer	1,657	$74,532
Matthew E. Poff, CPA Chief Financial Officer	1,953	$87,846
The closing price of the Company’s Common Stock was $44.98 on December 30, 2022, the final trading day of the year.

The shares that have not vested consist of (i) one-third of the 2020 award that will vest on September 18, 2023, (ii) the 2021 award that will vest one-third each on May 3, 2023 and May 3, 2024, and (iii) the 2022 award that will vest one-third each on May 2, 2023, May 2, 2024, and May 2, 2025.

RETIREMENT BENEFITS

Defined Benefit Pension Plan.  The Company provides a traditional defined benefit pension plan covering employees hired before May 1, 2010.  Messrs. Hand and Poff are entitled to benefits under the defined benefit pension plan upon retirement after the age of 55 on the same terms as other pension-eligible employees.  The pension benefit is based on the years of service multiplied by the sum of $19.25 and 1.50% of that portion of the final average monthly earnings which are in excess of $400.  The final average monthly earnings are the average of the employee's earnings for the highest consecutive sixty (60) complete months during the last one hundred and twenty (120) complete months immediately prior to the date the pension benefit calculation is made.  Normal (full) retirement benefits are payable at age 65, or at age 62 with twenty-five years of service.  Employees who terminate their employment prior to the age of 55 may elect to collect reduced benefits upon attaining age 55, or full benefits at age 65.  Early retirement benefits are reduced by 5/9 of a percent for each of the first 60 months by which the early retirement date precedes the normal retirement date, and 5/18 of a percent for each month in excess of 60 months by which the early retirement date precedes the normal retirement date.  There were no payments to named executives made under this plan during the last fiscal year.  Employees begin accruing benefits under the pension plan when they commence work at the Company.

Supplemental Executive Retirement Plan.  The Company provides a supplemental retirement program, which provides senior management with a retirement benefit at or after the age of 55 in addition to the defined benefit pension.  The supplemental retirement program is designed to encourage senior management to stay with the Company until retirement.  Generally, supplemental retirement benefits are made available to senior management and are payable to the executive or his beneficiary, after retirement, over 15 years beginning no earlier than age 60.  The annual benefit payable under the supplemental retirement program is calculated by multiplying the number of years of eligible service subsequent to the plan commencement date by a predetermined annual retirement benefit unit.  The estimated annual benefits payable at normal retirement age under the supplemental retirement program are as follows: Mr. Hand, $53,333; Mr. Poff, $33,333; and Mr. Wheeler, $20,000.  Benefits are paid monthly.  Named executive officers who terminate their employment prior to the age of 55 forfeit their supplemental retirement benefits.  Named executive officers who terminate their employment between the ages of 55 and normal retirement age are subject to alternate annual retirement benefit units as provided in the plan agreements.  If the following executive officers were to die before retirement, their respective beneficiaries would receive the following death benefits: Mr. Hand, $800,000; Mr. Poff, $500,000; and Mr. Wheeler, $300,000.  If a named executive officer were to die after retirement but prior to age 60, his beneficiary would receive the benefit earned at retirement.  There were no payments to named executives made under this plan during the last fiscal year.  Employees do not become eligible for the supplemental retirement program until they become executives of the Company.

Deferred Compensation Plan.  The Company provides a deferred compensation program to management.  For executives and managers hired before May 1, 2010, including Messrs. Hand and Poff, the deferred compensation program permits a deferral of up to 5% of salary at the time the participant is eligible to enter the plan, over an eight (8) to eleven (11) year period, with the Company matching the deferral up to 2.5% of salary.  For executives and managers hired on or after May 1, 2010 who are not eligible for the defined benefit pension plan, including Mr. Wheeler, the deferred compensation program permits deferral of up to 5% of salary through age 65, with the Company matching the deferral up to 5% of salary.  For all participants, the Company annually credits participants’ accounts with interest on the existing balance at a rate selected by the Company, currently equal to the December 15 rate of Moody’s AAA Corporate Bond Yield.  The interest rate amounted to 4.24% for 2022.  The Company also annually credits all participants’ deferred compensation balances with tax savings accruing to the Company.  The tax savings do not represent a gross up of the deferred compensation payout, but rather a pass-through of the tax benefit the Company will realize when benefits are paid to participants.  The deferred compensation program does not provide above-market or preferential earnings.

Following a named executive officer’s retirement, or if a named executive officer becomes disabled before his deferred income account has been distributed, a monthly retirement benefit will be paid to him in one hundred and twenty (120) monthly installments.

If a named executive officer’s employment with the Company is terminated other than by death or disability before he is eligible for retirement (age 60) and attaining less than 10 years in the plan, the amount of his contributions and the earnings thereon shall be distributed to such named executive officer immediately upon his termination in a lump sum.  If a named executive officer’s employment with the Company is terminated before he is eligible for retirement (age 60), but after attaining 10 years but less than 15 years in the plan, the amount of his vested account including his contributions and the earnings thereon, and the Company’s matching contributions and earnings thereon shall be distributed to such named executive officer upon his or her attainment of age 60, in one hundred and twenty (120) monthly installments.  If a named executive officer’s employment with the Company is terminated before he is eligible for retirement (age 60), but after attaining 15 years of service under the plan, the amount of his contributions and the earnings thereon, the Company’s matching contributions and earnings thereon, and the future tax savings to be received by the Company shall be distributed to such named executive officer upon his attainment of age 60, in one hundred and twenty (120) monthly installments.  If a named executive officer’s employment with the Company is terminated after he is eligible for retirement (age 60), the amount of his contributions and the earnings thereon, the Company’s matching contributions and earnings thereon, and the future tax savings to be received by the Company shall be distributed to such named executive officer in one hundred and twenty (120) monthly installments.

If a named executive officer were to die before distribution of his deferred income account has commenced, his beneficiary would receive a death benefit in an amount equal to the higher of $150,000, or the named executive officer’s deferred income account (including tax savings) immediately prior to his death.  The death benefit will be paid to beneficiaries in a lump sum.

401(k) Plan.  The named executive officers may participate in the 401(k) savings plan on the same terms as other employees.  The Company provides an annual maximum matching contribution of $2,800 per employee, for participating employees hired before May 1, 2010.  Messrs. Hand and Poff received the maximum matching contribution during 2022.

Employees hired on or after May 1, 2010 who are not eligible for the defined benefit pension plan, are eligible for an enhanced 401(k) plan.  The Company provides an annual matching contribution of 100% of the employee’s contribution up to a maximum 4% of the employee’s eligible compensation.  In addition, the Company makes an annual contribution of $1,200 to each employee’s account whether or not they defer their own compensation.  Mr. Wheeler received a matching contribution of $9,403 during 2022.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

The senior management of the Company has built it into the successful business that it is today.  The Company believes it is important to protect them in the event of a change of control and to protect the Company from the distractions senior managers often suffer as a result of the uncertainties that frequently surround changes in control.  Accordingly, the Company entered into amended and restated agreements with each of the senior managers.  These agreements incentivize the senior managers to continue their employment amid the uncertainty that often follows changes in control and thereby promote stability for the Company during such times.

Description of Change in Control Agreements.  The Company has entered into Amended and Restated Change in Control Agreements with each named executive officer that provides for payments to them under certain circumstances in connection with a change in control.

Under all agreements, generally a “change in control” will occur if:

•	Any person or affiliated group (with limited exceptions) becomes the beneficial owner in the aggregate of 50 percent or more of all of the voting securities;

•	A majority of the Board of Directors is involuntarily removed or defeated for re-election to the Board of Directors (for example, as a result of a proxy contest);

•
The Company is party to a merger or reorganization pursuant to which the holders of the voting securities prior to such transaction become the holders of 50 percent or less of the voting securities of the new merged or reorganized company; or

•	The Company is liquidated or dissolved, or all its assets are sold to a third party.

In each circumstance described above, the Board of Directors may make a determination that the circumstances do not warrant the implementation of the provisions of the agreement, and in such case, the change in control will not trigger any payments under the agreements.

All payments under the agreements are triggered by the occurrence of a change in control and a termination of the senior manager’s employment by the Company without cause, or by the senior manager for “good reason.”  A “good reason” termination is one which occurs when the senior manager terminates his or her own employment following a change in control and after one or more of the following has occurred:

•	the Company has breached the change in control agreement;
•	the Company has significantly reduced the authority, duties or responsibilities of the senior manager or reduced his or her base compensation or annual bonus compensation opportunity;
•	the Company has reduced the senior manager from the employment grade or officer positions which he or she holds; or
•
the Company has transferred the senior manager, without his or her express written consent, to a location that is more than 70 miles from his or her principal place of business immediately preceding the change of control.

Payouts under Change in Control Agreements.  Under the agreements, the senior managers are entitled to payment in the case of a termination without cause or a good reason termination within some time period surrounding a change in control (generally six months prior to or two years following a change in control) as follows:

•	Severance pay of an amount equal to a multiple of compensation payable in equal periodic payments over a set period of time;
•	Pro-rated annual bonus payable in a lump sum amount if the executive has completed at least six (6) months of employment during the fiscal year;
•	All unvested equity-based incentive compensation awards held by the executive will immediately vest;
•	Monthly reimbursements of the COBRA premium paid by the executive for up to eighteen (18) months; and
•	A monthly stipend of $3,000 for a set period of time following the eighteen (18) month COBRA continuation coverage period.

If the senior manager is terminated on account of disability or death, the Company is required to pay the pro-rated annual bonus and COBRA reimbursement, and all unvested equity-based incentive compensation awards held by the senior manager will immediately vest.

No payments are required if the senior manager terminates his or her employment without good reason, or is terminated for cause.

Payment of the lump sum payments under the change in control agreements is contingent upon the senior manager executing a standard release.  The change in control agreements also contain restrictive covenants around confidential information and mutual non-disparagement provisions.  The Company would not be obligated to make these payments if these provisions are violated.

Other Payouts.  Senior managers will in all events also be entitled to the payouts of their pension and supplemental retirement accounts upon retirement and payout of their deferred compensation accounts upon termination of their employment.

DIRECTOR COMPENSATION

Director	Fees Paid in Cash	Stock Awards	Total

Paul R. Bonney, Esq.	$16,557	$-	$16,557
Cynthia A. Dotzel, CPA	44,800	5,986	50,786
Michael W. Gang, Esq.	30,120	5,986	36,106
Jeffrey R. Hines, P.E.	30,930	5,986	36,916
George W. Hodges	34,600	5,986	40,586
George Hay Kain III	29,000	5,986	34,986
Jody L. Keller, SPHR	29,750	5,986	35,736
Erin C. McGlaughlin	33,640	5,986	39,626
Robert P. Newcomer	35,470	5,986	41,456
Steven R. Rasmussen, CPA	37,040	5,986	43,026
Ernest J. Waters	34,640	5,986	40,626

Director Fees Paid in Cash.  In consideration of the services provided to us, Directors who are not regular full-time employees are entitled to receive a retainer of $20,000 per year, payable quarterly.  In addition to the annual retainer, Board and Committee members are entitled to the fees in the table below for each meeting they attend.  Directors who are also current employees of the Company receive no additional compensation for Board service.

	Board	Executive Committee	Audit Committee	Nomination & Corporate Governance Committee	Compensation Committee
Chairperson	$2,500	$1,200	$1,800	$1,090	$1,090
Directors/Members	$810	$890	$950	$840	$840

Stock Awards.  The Board is authorized to grant equity-based compensation to non-employee Directors which vests immediately under a long-term incentive plan approved by shareholders in 2016.  The Board believes that director fees paid in equity will help to better align Board member objectives with those of shareholders.  The equity compensation is determined as a percentage of the annual retainer, with the number of shares based on the closing price of the stock on the grant date.  The grant amount is prorated in the event a non-employee Director has not served on the Board for the entire year.  On May 2, 2022, the non-employee Directors were issued stock awards in the amount of 30% of the annual retainer, or $5,986, which amounted to 154 shares based on the closing price of the common stock of the Company of $38.87.  The shares vested immediately.  Director Bonney was not granted an award based upon his not accruing any service time in 2021.

No perquisites are provided to Directors.

There were eight (8) Board of Directors' Meetings during the calendar year 2022.  All Directors attended more than 75% of the scheduled Board of Directors and committee meetings.  In addition, all Directors attended the 2022 Annual Meeting of Shareholders.  All Directors are expected to attend the 2023 Annual Meeting of Shareholders, but attendance is not mandatory.

PAY VERSUS PERFORMANCE

In August 2022, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission adopted a rule requiring companies to disclose the relationship between executive compensation actually paid and the Company’s financial performance.

The following table sets forth specified executive compensation and financial performance measures over a two-year lookback period.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income (in thousands of dollars)
2022	$437,771	$425,592	$301,975	$299,217	$100.11	$19,580
2021	429,985	430,753	275,510	276,139	108.70	16,984

Note:  The following tables reconcile the summary compensation table totals to compensation actually paid by adjusting for equity awards, for PEO Joseph T. Hand for each of 2021 and 2022, and for Non-PEO NEOs Mark A. Wheeler and Matthew E. Poff for 2021 and 2022.

2022	PEO	Non-PEO NEOs
Summary Compensation Table Total	$437,771	$301,975
Less: Grant-Date Fair Value of Equity Awards	(78,937)	(42,200)
Fair Value of Equity Awards Granted During the Year Outstanding and Unvested at Year End	71,743	48,826
Fair Value of Equity Awards Granted During the Year that Vested During the Year	16,937	-
Change in Fair Value of Equity Awards Granted in Prior Years Outstanding and Unvested at Year End	(8,069)	(3,453)
Change in Fair Value of Equity Awards Granted in Prior Years that Vested During the Year	(13,853)	(5,931)
Compensation Actually Paid	$425,592	$299,217

2021	PEO	Non-PEO NEOs
Summary Compensation Table Total	$429,985	$275,510
Less: Grant-Date Fair Value of Equity Awards	(102,800)	(40,300)
Fair Value of Equity Awards Granted During the Year Outstanding and Unvested at Year End	99,560	39,028
Change in Fair Value of Equity Awards Granted in Prior Years Outstanding and Unvested at Year End	3,569	1,834
Change in Fair Value of Equity Awards Granted in Prior Years that Vested During the Year	439	66
Compensation Actually Paid	$430,753	$276,139

In 2022, the compensation actually paid to the PEO dropped 1.2% from $430,753 to $425,592 and the average compensation actually paid to the non-PEO NEOs increased 8.4% from $276,139 to $299,217.  In comparison, net income increased 15.3% from $16,984,000 to $19,580,000 and total shareholder return fell 7.9% from $108.70 to $100.11.  In 2021, net income increased 2.3% from $16,598,000 to $16,984,000 and total shareholder return increased 8.7% from $100.00 to $108.70.

PROPOSAL 3
TO PROVIDE AN ADVISORY VOTE TO APPROVE THE EXECUTIVE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to approve the following advisory resolution at the 2023 Annual Meeting of Shareholders:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including in the compensation tables and related narrative set forth under the caption “Compensation of Directors and Executive Officers,” is hereby APPROVED.”

As described in the “Compensation of Directors and Executive Officers” section above, the goal of our executive compensation programs is to attract, motivate and retain our senior management.  We believe that our combination of base salary, cash and stock based incentives and deferred compensation programs as detailed above properly support this goal while also providing increased value to our customers and shareholders.  In addition, our executive compensation compares favorably with that of our peers as discussed in detail in the “Compensation of Directors and Executive Officers” section contained in this proxy statement.

We encourage shareholders to read the Compensation of Directors and Executive Officers beginning on page 18 of the proxy statement and related compensation tables and narrative, which provide detailed information on the Company’s compensation policies and practices and the compensation of our named executives.

While the Board intends to carefully consider the shareholder vote and feedback from this “say-on-pay” proposal, such vote will not be binding on the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board.  However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions.

The Board of Directors unanimously recommends a vote “FOR” the approval, in an advisory capacity, of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 4
TO PROVIDE AN ADVISORY VOTE ON
THE FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are also providing our shareholders with a vote to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, the “say-on-pay” vote included as Proposal 3 in this proxy statement.  Specifically, we are asking shareholders to recommend whether the advisory vote should occur every three years, every two years or every year.  Currently, and consistent with the shareholder vote in 2020, we are seeking the advisory vote every three years.

We believe it is important for our shareholders to be able to express their views regarding significant Company policies and practices such as executive compensation.  We are recommending a triennial (every three years) vote on our named executive’s compensation because we believe it is the most consistent with the long-term focus of both the Company and its investors.  We also believe that a triennial vote better reflects a water utility’s operations which can fluctuate year over year due to rate case impacts and short-term weather patterns.  A triennial period will tend to be more representative of the long-term investment that our shareholders expect.  In addition, a vote every three years will allow both shareholders and the Company sufficient time to acquire more information and to address concerns regarding the Company’s compensation policies.  A triennial vote will help to discourage short-term thinking and encourage a more long-term focus.

The option receiving the greatest number of votes will be considered the frequency recommended by the Company shareholders.  While the Board intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on the Board and is advisory in nature, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board.

The Board of Directors unanimously recommends that the vote on the compensation of our named executive officers occur EVERY THREE YEARS.

DISCRETIONARY AUTHORITY

The notice of Annual Meeting of Shareholders calls for the transaction of such other business as may properly come before the meeting.  The Board of Directors has no knowledge of any matters to be presented for action by the shareholders at the meeting other than is hereinbefore set forth.  In the event additional matters should be presented, however, the proxies will exercise their discretion in voting on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2024 Annual Meeting of Shareholders must be received by the Company in writing no later than November 22, 2023.  In addition, all proposals will need to comply with Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials.

For a proposal to be timely for consideration at the annual meeting, but not included in the proxy statement and form of proxy relating to the 2024 Annual Meeting of Shareholders, the Company’s Bylaws provide that we must have received the shareholder proposal or director nomination not less than ninety days nor more than one hundred and twenty days prior to the anniversary of our annual meeting, meaning between January 2, 2024 and February 1, 2024 for the 2024 annual meeting.  In the event that the 2023 annual meeting of shareholders is advanced by more than thirty days or delayed by more than sixty days from the anniversary date of the 2023 Annual Meeting, proposals or nominations for the 2024 annual meeting must be received by us no earlier than the ninetieth day prior to the date of the 2024 annual meeting of shareholders or, if later, the date which is ten days after the day on which public announcement of the date of such meeting is first made.  All shareholder proposals and director nominations must also comply with the other requirements set forth in the Company's Bylaws.  Copies of the Company’s Bylaws can be obtained by submitting a written request to: Corporate Secretary, The York Water Company, 130 E. Market Street, York, PA 17401.

OTHER MATTERS

We offer a service approved by the SEC called householding.  This service allows shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials to receive only one copy of our Proxy Statement and Annual Report.  We believe this service provides greater convenience to our shareholders and saves money by reducing our printing and mailing costs and fees.  If you and other shareholders of record with whom you share an address and last name currently receive multiple copies of our Proxy Statement and Annual Report and would like to participate in our householding program, please contact Broadridge Financial Solutions, or Broadridge, by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.  Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our Proxy Statement and Annual Report, please contact Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

Further information regarding the Company is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which has been filed with the Securities and Exchange Commission.  The Form 10-K (including financial statements and schedules) may be obtained free of charge upon written or oral request by writing to:  Molly Houck, The York Water Company, 130 East Market Street, York, Pennsylvania 17401; or by telephone to Ms. Houck at (717) 718-2942.  Copies of exhibits to the Form 10-K will be furnished upon request and the payment of a reasonable fee.  The Form 10-K is also available, free of charge, on the Investor Relations page of the Company’s website at www.yorkwater.com.

The Company’s Annual Report to Shareholders does not form part of the proxy solicitation materials.  The Annual Report to Shareholders is also available, free of charge, on the Investor Relations page of the Company’s website at www.yorkwater.com.

"That good York water"

SINCE 1816

THE YORK WATER COMPANY
ATTN: MOLLY E. HOUCK
130 E. MARKET STREET
YORK, PA 17401-1219

SCAN TO VIEW MATERIALS & VOTE

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D96235-P86195 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE YORK WATER COMPANY

Directors recommend a vote "FOR" Items 1, 2 and 3.

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Joseph T. Hand
02) Erin C. McGlaughlin
03) Laura T. Wand
04) Ernest J. Waters

	For	Against	Abstain
2. APPOINT BAKER TILLY US, LLP AS AUDITORS To ratify the appointment of Baker Tilly US, LLP as auditors.	☐	☐	☐
3. SAY ON PAY To provide an advisory vote to approve the compensation of the named executive officers.	☐	☐	☐

Directors recommend a vote FOR 3 YEARS

	3 Years	2 Years	1 Year	Abstain
4. FREQUENCY OF SAY ON PAY To provide an advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

5. DISCRETIONARY AUTHORITY
To transact such other business as may properly come before the meeting and any adjournment thereof according to the proxies' discretion and in their discretion.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2023 Annual Meeting Details

Monday, May 1, 2023
1:00 P.M. Eastern Time

Free parking will be available in the Philadelphia Street Garage which is located at 17 West Philadelphia Street.

If you plan on attending the meeting, doors will open at 11:30 a.m. and a boxed lunch will be provided beginning at 12:00 p.m. Please RSVP either by checking the box on the proxy card and mailing in the enclosed envelope, or by contacting Molly Houck at (717) 718-2942 or by e-mail at mollyh@yorkwater.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report, and Form 10-K are available at www.proxyvote.com.

D96236-P86195

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE YORK WATER COMPANY

Proxy - Annual Meeting of Shareholders
May 1, 2023

The undersigned, a Shareholder of The York Water Company, a Pennsylvania corporation (the "Company"), does hereby appoint Michael W. Gang, Esq., George W. Hodges, and George Hay Kain III, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held Monday, May 1, 2023 at 1:00 P.M. local time or at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 3, AND FOR 3 YEARS ON PROPOSAL 4.

(Continued and to be signed on reverse side)